                                                                    EXHIBIT 10.8

                              SUBLEASE AGREEMENT
                              ------------------

          THIS SUBLEASE AGREEMENT is made effective as of August 31, 1999 between California Casualty Management Company, a California corporation (hereinafter called "Sublessor") and AUNET Corporation, a California corporation (hereinafter called "Sublessee").

                                  WITNESSETH

          WHEREAS, Sublessor is the Tenant under a written Office Lease dated as of March 18, 1998 wherein OTR (hereinafter called "Prime Landlord") leased to Sublessor certain real property located in 2000 Alameda de las Pulgas, City of San Mateo, County of San Mateo, State of California. This Office Lease is referred to as the "Prime Lease" and is incorporated herein by reference. Any term in this Sublease with an initial capital letter, not specifically defined herein, shall have the meaning given it in the Prime Lease.

          WHEREAS, the Premises under the Prime Lease contains Suite 125 consisting of approximately 3,004 rentable square feet (RSF) in 2000 Alameda de las Pulgas, San Mateo, California.

          WHEREAS, Sublessor desires to sublease Suite 125 (the "Sublet Premises") to Sublessee under the terms and conditions contained in this Sublease Agreement, and Sublessee desires to sublease from Sublessor the Sublet Premises as set forth in the Prime Lease and as set fort herein.

          NOW THEREFORE, Sublessor and Sublessee agree as follows:

          1.   Sublease.
               --------

               Upon and subject to the terms and conditions of this Sublease and applicable provisions of the Prime Lease, Sublessor subleases Sublet Premises consisting of approximately 3,004 RSF in the Premises to Sublessee, and Sublessee subleases Sublet Premises of the Premises from Sublessor, together with all easements, appurtenances and amenities necessary or convenient for the enjoyment of the Premises, to the extent available to Sublessor under the Prime Lease.

          2.   Term.
               ----

               Unless sooner terminated in accordance with the provisions of this Sublease, the team of this Sublease shall commence on October 15, 1999 and terminate on October 14, 2004.

     3.   Delivery of Sublet Premises.
          ---------------------------

          Sublessor shall deliver the Sublet Premises to Sublessee free of tenants with existing Building systems in good working condition as of the Commencement Date.

     4.   Rent.
          ----

          (a) Sublessee shall pay to Sublessor monthly rent ("Monthly Rent") for each month during the Term. Monthly rent shall be comprised of base monthly rent plus a pro rata share of Building operating expenses.

          (b) The monthly base full service rental rate for the Term is $3.40 per RSF. Commencing on the first day of the second year of the Term, and annually thereafter, the monthly base rent shall increase by 3% per annum. The monthly base rent for the term is as follows:

Months                   Monthly Base Rent Full Service
------                   ------------------------------

1-12                                $10,213.60
13-24                               $10,520.01
25-36                               $10,835.61
37-48                               $11,160.68
49-60                               $11,495.50

          (c) In addition to the monthly base rent, Sublessee shall be responsible for its pro rata share of Building operating expense passthroughs over a Base Year of 1999.

          (d) Monthly Rent shall be prorated based on actual days elapsed for any partial calendar month occurring at the delivery of possession of any Space or at the end of the term of this Sublease.

          (e) Monthly Rent shall be paid by Sublessee to Sublessor without prior notice or demand in advance on or before the first day of each and every month during the Term of this Sublease.

          (f) The late fee for delinquent Monthly Rent is $500 per delinquent installment due plus interest on the delinquent Monthly Rent at the prime rate (as then published by the Wall Street Journal) plus 2%. Monthly Rent shall be considered delinquent if Sublessee fails to pay on or before five (5) days after the date the Monthly Rent is due.

     5.   Security Deposit/First Month's Rent.
          -----------------------------------

     Concurrent with the execution of this Sublease, Sublessee shall provide Sublessor with a security deposit in an amount equal to three month's monthly base rent ($30,640.00), which shall be refunded to Sublessee upon full satisfaction of the terms and conditions of this Sublease. In addition, Sublessee shall provide the first month's monthly base rent ($10,213.60) to Sublessor upon execution of this Sublease.

     6.   Sublessee Improvements.
          ----------------------

          Sublessor, at its cost, shall paint the walls, replace damaged ceiling tiles, and replace the carpets in the Sublet Premises. Subject to Prime Landlord's approval, Sublessor shall permit Sublessee to add additional offices in the Sublet Premises, with Sublessor constructing said offices at Sublessee's cost. Any such improvements shall be constructed in accordance with mutually-acceptable construction drawings. Whenever Sublessor constructs improvements at Sublessee's expense, Sublessee shall, prior to construction commencing, provide Sublessor with a deposit equal to the total estimated cost of constructing the improvements.

     7.   Use and Condition.
          -----------------

          Sublessee may use the Sublet Premises only for general office purposes as permitted by the Prime Lease and for no other purpose, Sublessor shall maintain the Sublet Premises in its current condition, reasonable weal and tear excepted, from the effective date hereof until the date of delivery of possession. To the best of Sublessor's knowledge, there are no material defects in the Sublet Premises or any reason they cannot be used for the purposes intended for the term of this Sublease. Upon expiration of the term of this Sublease, Sublessee shall return the Sublet Premises to Sublessor in the same condition as when possession was granted, reasonable wear and tear excepted.

     8.   Assignment and Subletting.
          -------------------------

          (a) Notwithstanding anything to the contrary contained in the Prime Lease or this Sublease, Sublessee may further sublet or assign this Sublease if Prime Landlord and Sublessor consent to such subleasing or assignment in accordance with the Prime Lease. Consent by Sublessor shall not be unreasonably withheld.

          (b) Notwithstanding any assignment and assumption by the assignee of the obligations of Sublessee hereunder, or any subletting, Sublessee shall remain liable, jointly and severally, with its assignee or Sublessee for the performance and observance of Sublessee's obligations hereunder.

     9.   Administrative Details and Additional Services.
          ----------------------------------------------

          If Sublessee procures any additional services from the Prime Landlord (such as custodial, maintenance or repair services), Sublessee shall pay Prime Landlord directly for such additional services. Except in connection with day-to-day administrative details and procurement of such additional services and as otherwise expressly provided herein, Prime Landlord shall not be obligated to deal directly with Sublessee and Sublessee shall have no landlord-tenant relationship with Prime Landlord.

     10.  Prime Lease.
          -----------

          (a) Sublessor represents that it is not in default under the Prime Lease and that, to the best of its knowledge, the Prime Landlord is not in default thereunder. Sublessor further represents that the attached redacted copy of the Prime Lease is a true and correct copy thereof. This Sublease is subject and subordinate to the Prime Lease, however, Sublessee has no liability for non-compliance with the redacted portions of the Prime Lease. The Prime Lease shall control any conflict or inconsistency between the terms, covenants and conditions of this Sublease and the terms, covenants and conditions of the Prime Lease. All the terms, covenants and conditions contained in the Prime Lease shall be applicable to this Sublease with the same force and effect as if Sublessor were the Landlord under the Prime Lease and Sublessee were the Tenant under the Prime Lease.

          (b) In case of any breach of this Sublease by Sublessee, Sublessor shall have all the rights against Sublessee as would be available to the Prime Landlord against the Tenant for Tenant's breach of the Prime Lease. Any breach of this Sublease by Sublessee which would constitute a breach of the Prime Lease if Sublessee were the Tenant under the Prime Lease shall constitute a breach of the Prime Lease and Prime Landlord may exercise all rights and remedies available under the Prime Lease against Sublessor and Sublessee, and may enforce all provisions of this Sublease, including those pertaining to the collection of Rent.

          (c) This Sublease may not be modified without Prune Landlord's prior written consent. Any modification without Prime Landlord's written consent shall be null and void.

          (d) If the Prime Lease is terminated or Prime Landlord re-enters or repossesses the Sublet Premises, then Prime Landlord may, at its option, assume Sublessor's right, title and interest as the Sublessor under this Sublease and, at Prime Landlord's option, Sublessee will attorn to Prime Landlord. Notwithstanding any such assumption, Prime Landlord shall: (i) have no liabilities for any previous acts or omissions of Sublessor under this Sublease;
(ii) not be subject to any existing defense or offset against Sublessor, (iii) not be bound by any previous modification of this Sublease made without Prime Landlord's prior written consent, or (iv) have no liabilities for any prepayment of more than one-month's rent under this Sublease.

     11.  Indemnity.
          ---------

          (a) Sublessee shall not do or permit anything to be done which would be a breach or default under the Prime Lease or which would cause the Prime Lease to be terminated or forfeited, and Sublessee shall indemnify, defend and hold Sublessor harmless from and against any and all claims and losses resulting from any such breach or default by Sublessee under this Sublease or the Prime Lease.

          (b) Sublessor shall indemnify, defend and hold Sublessee harmless from and against any and all claims and losses resulting from any breach or default by Sublessor under this Sublease or the Prime Lease.

     12.  Insurance.
          ---------

          (a) At all times during the Term, Sublessee will carry and maintain, at Sublessee's expense, the following insurance, in the amounts specified below or such other amounts as Sublessor may from time to time reasonably request, with insurance companies and on forms satisfactory to Sublessor:

               (i) Commercial General Liability "occurrence form," or equivalent, covering the Premises and operations of the Sublessee, including personal injury and contractual liability, with combined single limit for bodily injury and property damage of not less than $1,000,000 per occurrence, $1,000,000 annual aggregate, naming Sublessor, its agents and employees, Prime Landlord, its agents and employees and any others specified from time to time by Sublessor, as Additional insured under such policy. Such policy will be primary insurance, and any similar insurance which may be purchased by the Sublessor shall be excess of Sublessee's policy, and not contributory therewith.

               (ii) Insurance covering all of Sublessee's furniture and fixtures, machinery, equipment, stock, and any other personal property owned or used in Sublessee's business in an amount not less than the full replacement value, against Basic Form Causes of Loss (fire and extended coverage). All policy proceeds will be used for the repair or replacement of the damaged or destroyed property.

               (iii) Worker's compensation insurance insuring against and satisfying Sublessee's obligations and liabilities under the Workers' Compensation laws of the state of California, including Employer's Liability insurance with a limit of not less than $1,000,000.

               (iv) If Sublessee operates owned, hired, or non-owned vehicles on the project, Automobile Liability insurance with limits not less than $1,000,000.

          (b) Sublessee will not do or permit to be done any act or thing upon the Sublet Premises or the Building which would:

               (i) jeopardize or be in conflict with fire insurance policies covering the Building and personal property in the Building;

               (ii) increase the rate of fire insurance applicable to the Building to an amount higher than it would otherwise be for general office use; or

               (iii) Subject Sublessor to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises or in the Building.

          (c) Certificates of insurance, providing for ten (10) days advance notice of cancellation, together with copies of the endorsements, when applicable, naming Sublessor, Prime Landlord and any others specified by Sublessor as additional insured on General Liability, will be delivered to Sublessor prior to Sublessee's occupancy of the Premises and from time to time at least 10 days prior to the expiration of the Term of each such policy. Such policies shall be placed with an insurer with an A. M. Bests' Rating of not less than B+:V.

          (d) Sublessor and Sublessee each waive any and all rights to recover against the other and the Prime Landlord, and against the officers, directors, shareholders or employees of such parties, for any loss or damage to such waiving party arising from any cause covered by any property insurance carried by such party, or required by this Sublease to be carried by such party.

     13.  Possession.
          ----------

          If Sublessor fails or is unable to deliver possession on the date required by this Sublease then rent, additional rent and any other charges with respect to such space shall abate until Sublessor delivers possession.

     14.  Sites.
          -----

          Sublessee may post signs on or about the Sublet Premises at Sublessee's sole cost, in accordance with Prime Landlord's signage requirements.

     15.  Alterations.
          -----------

          Sublessee may make alterations or additions to the interior or exterior of the Sublet Premises if Prime Landlord consents to such alterations or additions in accordance with the Prime Lease. Alterations and additions shall be at Sublessee's sole expense. Sublessee shall indemnify, defend, and hold Sublessor harmless from and against any and all claims and losses resulting from such alterations and additions. At the expiration or earlier termination of this Sublease, Sublessee shall remove all of its personal properly located in or about the Sublet Premises, including, without limitation, (i) its signs, (ii) all movable furniture, trade fixtures, office equipment, and any of Sublessee's personal belongings; and (iii) all telecommunication and other communication cabling, including, without limitation, all copper wiring, coaxial wiring, ethernet wiring, and fiber optic lines, as well as related conduit and telecommunications equipment (e.g., routers, switches and relays) installed by Sublessee beyond the minimum point of entry. In addition, Sublessee will return the Sublet Premises to the condition at the time Sublessee took possession, reasonable wear and tear excepted.

     16.  Parking.
          -------

          Sublessee shall have the non-exclusive right to use unreserved parking spaces at a ratio of 4 per 1,000 RSF free of charge during the Sublease term.

     17.  Prime Landlord's Consent.
          -------------------------

          This Sublease shall not become effective and binding until Prime Landlord has executed and delivered its consent thereto in the form attached to this Sublease.

     18.  Miscellaneous.
          --------------

          18.1 If, within the first 36 months of the Term of this Sublease, the Prime Lease is terminated and Sublessee is forced to move, Sublessor agrees to pay for all of Sublessee's moving expenses to a maximum of $30,000.

          18.2 All notices, demands, requests, approvals, payments and other communications between the parties (collectively "Notices") shall be in writing at the address set forth below. Notices shall be sufficiently given if, and shall be deemed not given unless, deposited in the United States mail postage prepaid in certified or registered form, return receipt requested, or personally served or delivered addressed as follows.

     If to Sublessor:

          California Casualty Management Company

          Real Estate Department
          1650 Telstar Drive
          Colorado Springs, CO 80920-1004
          Attn: Manager of Real Estate

     If to Sublessee:

          AUNET Corporation
          2000 Alameda de las Pulgas, Suite 125
          San Mateo CA 94403

     If notices are personally delivered, copies also shall be mailed. Notices shall be deemed given when personally served or delivered two days after deposit with Federal Express, or other similar overnight carrier, or five days after deposit in the United States mail, postage-paid.

          18.3 The covenants and agreements contained in this Sublease shall bind and inure to the benefit of Sublessor, Sublessee and their respective successors and assigns. This Sublease shall be interpreted for all purposes under California law. The prevailing party in any action arising from this Sublease shall be entitled to recover reasonable attorneys' fees.

          18.4 All prior understandings and agreements between the parties respecting the Sublet Premises are merged in this Sublease which alone fully and completely sets forth the understanding of the parties. This Sublease may not be changed or amended orally or in any manner other than by a written agreement signed by the parties, and approved in writing by Prime Landlord.

          18.5 If either party hereto (i) makes a general assignment for the benefit of creditors, (ii) admits in writing its inability to pay its debts as they become due, files a petition in bankruptcy, (iii) is adjudicated as bankrupt or solvent, (iv) files a petition in any proceeding seeking any reorganization, liquidation, dissolution or similar relief under any law, (v) files an answer admitting the material allegations of a petition' filed against it in such proceeding, (vi) seeks, consents to or acquiesces in the appointment of any trustee, receiver or liquidator, or (vii) within ninety (90) days aver the commencement of any proceeding against such party seeking any reorganization, liquidation, dissolution or similar relief, has not been dismissed or if within ninety days (90) aver the appointment without the consent or acquiescence of such party of any trustee, receiver or liquidator, such appointment shall not have been vacated, then such party shall be deemed in default hereunder and the other party may terminate this Sublease at any time thereafter. In the event Sublessee files for bankruptcy protection, all remaining payments under this Sublease constitute "rent reserved" under applicable law.

          18.6 Sublessor and Sublessee acknowledge that Cornish & Corey Commercial represents Sublessor and that Wayne Mascia Associates represents Sublessee. All real estate commissions arising from this transaction shall be paid by Sublessor as part of its agreement with Cornish & Corey Commercial.

IN WITNESS WHEREOF, the parties have executed this Sublease effective as of the date first set forth above.

     SUBLESSEE:                    AUNET
     ---------                     -----


Date    August 31, 1999                   By:     /s/ Jon Beizer
     -------------------------                 ----------------------------
                                          Its:    Chief Financial Officer
                                               ----------------------------

     SUBLESSOR:                    California Casualty Management Company
     ---------                     --------------------------------------


Date    September 1, 1999                 By:     /s/ [ILLEGIBLE]^^
     -------------------------                 ----------------------------
                                          Its: Ass't V.P. & Real Estate Manager
                                               --------------------------------

                           CONSENT OF PRIME LANDLORD
                           -------------------------

     1. OTR, an Ohio general partnership ("Prime Landlord"), landlord under the Prime Lease, consents to the foregoing Sublease in 2000 Alameda de las Pulgas, Suite 125, between California Casualty Management Company and AUNET Corporation; provided, however, that except as specifically provided herein, this Consent shall not: (1) constitute a waiver, amendment or modification of any term or condition of the Prime Lease with respect to either Sublessor or Sublessee; or (2) limit the obligations of Sublessor or the rights of Prime Landlord under the Lease; or (3) make Prime Landlord a party to the Sublease.

     2. Prime Landlord represents that (i) it is not in default under the Prime Lease; (ii) to the best of its knowledge, Sublessor is not in default under the Prime Lease; (iii) Sublessor has not paid rent for more than one month in advance; and (iv) Sublessor's last rental payment was made September 7, 1999 for the month of September, 1999.

                                         OTR, an Ohio general partnership

Date    September 13, 1999               By:   /s/ [ILLEGIBLE]^^
     ---------------------------              ----------------------------------
                                         Its: Senior Asset Management Officer
                                              ----------------------------------